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                                                                    EXHIBIT 10.9

                          MEMORANDUM OF UNDERSTANDING
                          ---------------------------

     This Memorandum of Understanding ("MOU") sets forth the terms of and shall constitute an agreement among Giant Group, Ltd. ("Giant"), Periscope Sportswear, Inc. ("Periscope"), David Gotterer (collectively, "Defendants"), and Glenn Sands ("Sands"), which includes a settlement of the lawsuit styled Sands v. Giant
                                                             --------------
Group, Ltd., et al. No. 00 Civ. 3472 (the "Action"). This MOU shall constitute a
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binding agreement of the parties. This MOU will later be superseded by more definitive documentation, including a formal settlement agreement ("Settlement Documents").

A.   Consideration to Sands:
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     1.   Effective upon the closing of the settlement contemplated herein (the
          "Closing"), Defendants agree to withdraw their injunctive claims asserted in the Action and Sands' employment agreement with Periscope shall be deemed null and void; provided, however, that Sands agrees
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          not to hire any Periscope employees and not to reveal or cause to be revealed any or all of Periscope's trade secrets or other confidential business information, including without limitation, its customer lists, supplier lists, pricing information and margin information.

     2. Effective upon the Closing, Defendants agree to extinguish any outstanding loans owed to them by Sands.

     3. Within three business days of the Closing, Defendants will file a stipulation of dismissal of their counterclaims in the Action without prejudice.

     4. Giant and Periscope will represent in the Settlement Documents that they have no present intention to sue Sands in the future for any claims asserted in the Action; provided, however, that such
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          representation will not extend to claims not asserted in the Action and that Defendants reserve all rights they may have to assert any and all claims against any third parties, irrespective of whether asserted against Sands in the Action.

B.   Consideration to Defendants:
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     1.   Effective upon the Closing, Sands will give a general release to
          Defendants and their officers, directors and employees. Within three business days of the Closing, Sands will file a stipulation of dismissal of his complaint in the Action with prejudice.

     2. Sands assigns to Century for the benefit of Periscope any right, title and interest he may have to the collateral he had posted with Century, plus accrued interest (totalling approximately $1.972 million) which Century has previously applied to Periscope's indebtedness to Century, and Sands immediately releases Defendants and their respective officers, directors and employees from all claims arising therefrom.

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3.  In consideration of, among other things, amounts due and owing to Periscope,
    Sands agrees to pay the following additional sums:

    (a) $1,000,000, by certified check from a money center bank payable to Akin, Gump, Strauss, Hauer & Feld, L.L.P. ("Akin Gump") immediately upon the Closing which shall take place not later than July 14, 2000 at 2 p.m. EST at the New York offices of Akin, Gump unless otherwise agreed in writing by Giant, time being of at the essence; and

    (b) $528,000 by wire transfer or certified check from a money center bank payable to Akin Group upon the earlier of:

         (i) the sale of the Challenger 600 airplane, N600LG, S/N.1052 (the "Airplane") owned by Sands or a corporation wholly owned and controlled by him, or

          (ii) January 14, 2001

4. Sands agrees to deliver to Giant at the Closing, all right, title and interest in any and all Giant stock owned by Sands, including stock he pledged to Bank of Boston (over 600,000 shares), free and clear of all liens, claims and encumbrances. To the extent that Sands is unable to deliver any such shares. Sands will deliver to Giant at the closing $300,000 by certified check from a money center bank and a note in the amount of $177,670, which may be reduced by the product of $.70/share multiplied by the number of Giant shares Sands delivers at the Closing.

5. Sands agrees to execute and provide to Giant a confession of judgment in the amount of $1 million to be held in escrow and enforceable only in the event Sands defaults on his payment obligation under Paragraph 3(b) above.

6. Sands agrees to furnish to Giant a security interest in the Airplane in the amount of $528,000, plus the amount of the note issued in connection with Paragraph 4 above, if any, subordinated only to pre-existing liens.

7. Sands represents and warrants to the best of his knowledge that (i) he or a corporation wholly owned and controlled by him has valid title to the Airplane, free and clear of all liens and encumbrances except for a mortgage in the amount of no greater than $6.7 million and (ii) the security interest he is granting in the Airplane pursuant to Paragraph 6 would be valid, binding and enforceable, subject only to that mortgage.

8. Sands agrees to use his best efforts to sell the Airplane as expeditiously as possible.

9. Effective upon the Closing, Periscope is released from any further obligations owing to Sands arising under any contractual agreements or loans (including the

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               $2 million loan) and all such contracts are extinguished (except for this agreement and any Settlement Documents).

          10. At the Closing, Sands agrees to deliver to Defendants general releases signed by Mark Pashkoff and Jeffrey Sirchio

     C.   Additional Terms:
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          1.   This agreement remains subject to the approval of the Board of
               Directors of Giant.

          2. All parties will be available to execute Settlement Documents on July 14, 2000, or such other Closing date as may be set by Giant, including meeting on the business day immediately preceding the Closing, if necessary.

          3. Sands represents that he has consulted with experienced counsel who has reviewed and discussed the terms of this MOU in detail with Sands.

          4. This agreement may be executed in one or more counterparts each of which shall be deemed an original for all purposes, but all counterparts together shall constitute one and the same instrument. Facsimile copies of this agreement shall be considered originals for all purposes.


  /s/ Glenn Sands                          Dated: July 11, 2000
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      Glenn Sands

  /s/ Florence Hessen                      Dated: July 11, 2000
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      Florence Hessen
      Counsel for Sands

  /s/ David Gotterer
-------------------------------            Dated: July 11, 2000
      David Gotterer for
      himself and for
      Giant and Periscope